Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-145097, 333-79127, 333-1152237) on Forms
S-8 of First Busey Corporation of our reports, dated March 14, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of First Busey Corporation for the year ended December 31, 2007.

Champaign, Illinois

March 14, 2008

McGladrey & Pullen LLP serves clients’ global business needs through its membership in RSM International (an affiliation of separate and independent accounting and consulting firms).